Tortoise Capital Resources Corp. Announces 3rd Quarter Distribution

LEAWOOD, Kan.– August 13, 2009 – The Board of Directors of Tortoise Capital Resources Corp. (NYSE: TTO) today declared the company's third quarter 2009 distribution of $0.13 per share, which is unchanged from its prior quarter. The distribution will be paid on September 1, 2009 to stockholders of record on August 24, 2009.

"We have continued to reduce our outstanding credit facility balance by selling publicly traded securities and now have an outstanding balance of $5.0 million," said Terry Matlack, Chief Financial Officer of TTO. "We expect to enter into a longer term credit facility when our current facility matures on August 20, 2009."

Expected Treatment of Distribution

A portion of this distribution is expected to be treated as return of capital for income tax purposes, although the ultimate determination will not be made until determination of the company's earnings and profits after its year-end. Based on current financial information, this distribution is estimated to consist of 15-20 percent ordinary income and the remainder as return of capital for book purposes.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment, of the U.S. energy infrastructure sector. Tortoise Capital Resources seeks to provide stockholders a high level of total return.

About Tortoise Capital Advisors

Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of July 31, 2009, the adviser had approximately $2.4 billion of assets under management. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the funds' reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement. Any distribution paid in the future to our stockholders will depend on the actual performance of the company's investments, its costs of leverage and other operating expenses and will be subject to the approval of the company's Board and compliance with asset coverage requirements of the Investment Company Act of 1940 and the leverage covenants.

Contact information: Tortoise Capital Advisors, LLC Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com